SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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TUTOR PERINI CORPORATION

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Tutor Perini Corporation
15901 Olden Street
Sylmar, California 91342

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON June 8, 2010

TO THE SHAREHOLDERS OF TUTOR PERINI CORPORATION:

NOTICE IS HEREBY GIVEN that the 2010 annual meeting of the shareholders of TUTOR PERINI CORPORATION, a Massachusetts corporation (the “Company”) will be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on June 8, 2010 at 10:00 a.m., local time.

At the meeting, holders of common stock, par value $1.00 per share, of the Company (the “Common Stock”) will consider and vote on the following matters:

1.	Elect two (2) Class II Directors, to hold office for a three-year term, expiring at the Company’s 2013 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	Consider and ratify the selection of Deloitte & Touche, LLP, independent registered public accountants, as auditors of the Company for the fiscal year ending December 31, 2010; and

3.	Such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on April 12, 2010 as the record date for the determination of the shareholders entitled to vote at the meeting.  Only shareholders of record as of the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

A proxy is being solicited from holders of the Common Stock.  Whether or not you plan to attend the meeting, please vote as soon as possible.  Shareholders have three options for submitting their vote.  You may vote by mail by executing and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States.  You may also vote electronically by logging on to the internet at www.investorvote.com/PCR and following the instructions.  The third option is to call 1-800-652-VOTE (8683), and follow the recorded instructions.  There is no charge for the call if initiated from the United States.
By order of the Board of Directors,
William B. Sparks, Secretary

Sylmar, California
April 28, 2010

The Annual Report of the Company, including financial statements for the year ended December 31, 2009, is being sent to shareholders concurrently with this Notice.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be Held on June 8, 2010

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the SEC, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to Tutor Perini Corporation, Attn: Investor Relations Dept., 15901 Olden Street, Sylmar, CA 91342, telephone 818-362-8391.

The Annual Report of the Company, including financial statements for the year ended December 31, 2009, is being sent to shareholders concurrently with this Notice.

In order to view and/or download our 2009 Proxy Statement, 2009 Annual Report and form of proxy, go to our website at http://www.tutorperini.com, select “Investor Relations”, and then select “proxy online”.  Investors can also request a copy of these materials from our Investor Relations Department at 818-362-8391, by emailing investor.relations@tutorperini.com, or by going to our website at http://www.tutorperini.com, selecting “Investor Relations” and then selecting “Submit Info Request”.

2010 ANNUAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS

ANNUAL MEETING OF THE SHAREHOLDERS	1
Date, Time and Place	1
Shareholders Entitled to Vote	1
Proxies and Voting Procedures	1
Shareholder Votes Required	1
Quorum	2
Abstentions and Broker Non-Votes	2
Proxy Solicitation	2
Revocation of Proxies	2
Adjournments and Postponements	3
PROPOSAL 1: ELECTION OF DIRECTORS	4
Board of Directors	5
Corporate Governance	8
Audit Committee Report	11
Compensation Committee Report	13
Compensation Discussion and Analysis	13
Certain Relationships and Related Party Transactions	27
Compensation Committee Interlocks and Insider Participation	31
Section 16(a) Beneficial Ownership Reporting Compliance	31
Ownership of Common Stock by Directors, Executive Officers and Principal Shareholders	31
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS	33
SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING	34
HOUSEHOLDING OF ANNUAL MEETING MATERIALS	34
WHERE YOU CAN FIND ADDITIONAL INFORMATION	35

 i

ANNUAL MEETING OF THE SHAREHOLDERS
OF TUTOR PERINI CORPORATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of TUTOR PERINI CORPORATION (the “Company”, “Tutor Perini”, “we”, “us”, and “our") to be used at our annual meeting of shareholders to be held June 8, 2010 at 10:00 a.m., local time, at our corporate headquarters, 15901 Olden Street, Sylmar, California, and at any adjournment or postponements thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.  A proxy card is being sent to holders of our common stock, $1.00 par value (the “Common Stock”).   If the accompanying form of proxy is executed and returned or voted electronically, it may be revoked at any time before it is voted by written notice to our Secretary, by the subsequent execution and delivery of another Proxy, or by voting in person at the Annual Meeting.  The Proxy Statement, Notice of Annual Meeting and the enclosed Proxy Card are first being mailed on or about April 28, 2010 to the shareholders of record as of April 12, 2010.

SHAREHOLDERS ENTITLED TO VOTE

The Board has fixed the close of business on April 12, 2010 as the record date for the determination of the shareholders entitled to vote at the Annual Meeting.  As of April 12, 2010, the Company had outstanding 49,048,044 shares of Common Stock.  Each share is entitled to one vote.

Only shareholders of record as of the close of business on April 12, 2010 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.  Notwithstanding the record date specified above, our stock transfer books will not be closed and shares may be transferred subsequent to the record date.  However, all votes must be cast in the names of shareholders of record on the record date.

Shareholders wishing to attend the Annual Meeting can access directions on the homepage of our website at http://www.tutorperini.com.

PROXIES AND VOTING PROCEDURES

If you are a shareholder of record, you may vote your shares over the Internet at www.investorvote.com/PCR or telephonically 1-800-652-VOTE (1-800-652-8683) or by following the instructions on the enclosed proxy card. Proxies submitted via the Internet or by telephone must be received by 2:00 a.m., Pacific Time, on June 8, 2010.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting via the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

SHAREHOLDER VOTES REQUIRED

Proposal 1, election of each of the nominees for director, requires the affirmative vote of a plurality of the votes cast at the Annual Meeting.  You may vote FOR any or all director nominees and/or WITHHOLD your vote from any or all of the director nominees.

Proposal 2, ratification of the selection of Deloitte & Touche, LLP as the Company’s independent auditors for 2010, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

QUORUM

The presence, in person or by proxy, of outstanding shares of Common Stock representing a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

ABSTENTIONS AND BROKER NON-VOTES

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter.  For purposes of establishing a quorum, abstentions in person and proxies received but marked as abstentions as to any or all matters to be voted on count as present.

Abstentions have no effect on the election of directors (proposal 1) or the ratification of auditors proposal (proposal 2).

If your shares are held in "street name," your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy.  Brokerage firms have authority under the rules of the New York Stock Exchange (“NYSE”) to vote customers' unvoted shares on some routine matters.  If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted.  Of the proposals contained herein, only Proposal 2 is considered a routine matter.

Regardless of whether you are a record holder of your shares or hold your shares in “street name,” we encourage you to provide voting instructions to your brokerage firm by returning your completed proxy.  This ensures your shares will be voted at the meeting according to your instructions.  Record holders may complete the proxy card enclosed with this proxy statement and return it to us.  If your shares are held in “street name,” you should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.

PROXY SOLICITATION

In addition to solicitation by mail, our directors, officers, and employees may solicit proxies from Tutor Perini shareholders by telephone, facsimile or other electronic means of communication.  These persons will not receive additional or special compensation for such solicitation services.  We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Tutor Perini has retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist it in the solicitation of proxies for the Annual Meeting.  Tutor Perini will pay Innisfree a fee of $10,000 for its services.  In addition, Tutor Perini may pay Innisfree additional fees depending on the extent of additional services requested by Tutor Perini and will reimburse Innisfree for expenses Innisfree incurs in connection with its engagement by Tutor Perini.

Tutor Perini pays the cost of soliciting proxies.

REVOCATION OF PROXIES

If the accompanying form of proxy is executed and returned or voted electronically, it may be revoked at any time before it is voted by written notice to our Secretary, by the subsequent execution and delivery of another proxy, or by voting in person at the Annual Meeting.  Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described above do not apply and instead you must follow the directions provided by your broker to change those instructions.

ADJOURNMENTS AND POSTPONEMENTS

Although it is not currently expected, the Annual Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, by action of the presiding officer of the Annual Meeting in accordance with Tutor Perini’s bylaws.  In addition, the Board may postpone and reschedule the Annual Meeting prior to the meeting in accordance with Tutor Perini’s bylaws.  Any adjournment may be made without notice, other than by an announcement made at the Annual Meeting of the time, date and place of the adjourned meeting, regardless of whether or not a quorum is present.

Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow the Tutor Perini shareholders who have already sent their proxies to revoke them any time prior to their use at the Annual Meeting as adjourned or postponed.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated two (2) Class II directors to serve until the 2013 annual meeting of shareholders. In accordance with our bylaws, each director nominee will be elected to serve for a three-year term, unless he resigns, dies or is removed before his term expires, or until his successor has been duly elected and qualified.

The following individuals are the nominees for election to the Board:

Name	Age	Director Since
Class II—Nominees for Election
Ronald N. Tutor	69	1997
Willard W. Brittain, Jr.	62	2004

Messrs. Tutor and Brittain currently serve as Class II members of the Board.  See “Corporate Governance - Nominations for Director” beginning on page 11 for a discussion of the director identification, appointment and nomination process.  The Board has affirmatively concluded that Mr. Brittain qualifies as an independent director under the independence standards established by Section 303A of the NYSE corporate governance rules.  Mr. Tutor, who is an executive officer and employee of the Company, does not qualify as an independent director.  More detailed information about the Board’s determination of director independence is provided in the section of this proxy statement titled “Board of Directors - Director Independence” on page 7.

The principal occupation and business experience of each director nominee for the last five years is set forth below:

Ronald N. Tutor has served as our Chief Executive Officer since March 2000, as Chairman since July 1999, and as a director since January 1997. Mr. Tutor also served as Chairman, President and Chief Executive Officer of Tutor-Saliba Corporation (“Tutor-Saliba”), a privately held California corporation engaged in the construction industry, until Tutor-Saliba merged with the Company in September 2008.  He is a member of the Board of Trustees of the University of Southern California.  With over 13 years at the Company and over 47 years in the industry, Mr. Tutor brings to our Board an in-depth knowledge of our Company and the construction industry.

Willard W. Brittain, Jr. became a director in November 2004. He has served as Chairman and Chief Executive Officer of Preod Corporation, a private executive search and business advisory firm, since 2003.  He previously served as Chief Operating Officer of PricewaterhouseCoopers and PwC Consulting.  Mr. Brittain also serves on the Board of Directors of Host Hotels & Resorts where he is a member of the compensation and audit committees, DaVita Corporation, where he is a member of the clinical performance and the public policy committees, and Convergys Corporation, where he serves on the audit committee.  All are publicly held companies.  Mr. Brittain is also the treasurer and member of the Board of Directors of the National Urban League. Mr. Brittain gained critical insights into managing a global business in a complex and dynamic environment while serving as Chief Operating Officer of PricewaterhouseCoopers and PwC Consulting. Mr. Brittain brings to our Board extensive business consulting and financial management expertise.

Our Corporate Governance and Nominating Committee has recommended Messrs. Tutor and Brittain for re-election as Class II Directors. Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of the director nominees to hold office until the 2013 annual meeting of shareholders, and until their successors are chosen and qualified. Each nominee has consented to being named in this proxy statement, and if elected, each nominee has consented to serve as a director until his successor is duly elected and qualified. The Board does not contemplate that any nominee will be unable to serve as a director for any reason, but if that should occur prior to the meeting, proxies solicited hereby may be voted either for a substitute nominee designated by the Board or recommended by the Corporate Governance and Nominating Committee, or the Board may determine to leave any such Board seat vacant until a suitable candidate is identified, or to reduce the size of the Board.

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR ELECTION AS A CLASS II DIRECTOR.

BOARD OF DIRECTORS

The following table shows the names and ages of our current directors and director nominees.

Name	Age	Position	Term of Office
Ronald N. Tutor	69	Chairman of the Board and Chief Executive Officer	2010
Michael R. Klein	67	Vice Chairman of the Board, Lead Director	2012
Marilyn A. Alexander	58	Director	2011
Peter Arkley	55	Director	2011
Robert Band	62	Director, President	2012
Willard W. Brittain, Jr.	62	Director	2010
Robert A. Kennedy	74	Director	2010
Raymond R. Oneglia	62	Director	2011
Robert L. Miller	69	Director	2012
Donald D. Snyder	62	Director	2011

The principal occupation and business experience of each director for the last five years is set forth below.  For biographical summaries of the Class II directors, Messrs. Tutor and Brittain, see Proposal 1 above.

Marilyn A. Alexander has served as director since 2008. She founded and has served as a principal of Alexander & Friedman LLC, a management consulting company since 2006, and prior to that was an independent management consultant since 2003.  She previously served as senior vice president and Chief Financial Officer of The Disneyland Resort since 2000. She is also a member of the Board of Governors of Chapman University, a not-for-profit organization; and a member of the Board of Regents of Brandman University, a not-for-profit subsidiary of Chapman University. She previously served as secretary of the Board of Directors of the Be Aware Foundation, a not-for-profit foundation and on the Board of Directors of Equity Office Properties, PIMCO Funds, PIMCO Variable Insurance Trust, PIMCO Commercial Securities Trust, Inc. and PIMCO Strategic Global Government Fund, Inc., as well as New Century Financial Corporation. Mrs. Alexander brings to our Board a wide range of management experience and financial expertise.

Peter Arkley has served as a director since May 2000. He has served as the President/CEO of AON Construction Services Group, an insurance and bonding brokerage firm, since 2006 and prior to that was Managing Principal of Aon Risk Services, Inc. since 1994. He is also a director of the Greater Los Angeles Zoo Association, a non-profit organization. Mr. Arkley has extensive knowledge and expertise in insurance surety and financial service markets.  Mr. Arkley provides the Board insight on risk management and financial service matters.

Robert Band has served as a director since May 1999. He has also served as President since May 1999 and as Chief Operating Officer from March 2000 to March 2009. He has served as Chief Executive Officer of the Management Services Group since March 2009 and president of Perini Management Services, Inc. since 1996. He has served in various operating and financial positions with the Company since 1973, including executive vice president and Chief Financial Officer from 1997-1999. He also serves as a director of Jewish Family Services of Metrowest, a not-for-profit entity.  With nearly 37 years of experience in the Company, Mr. Band provides tremendous insight into the financial and operational aspects of the Company.  Additionally, Mr. Band brings international and government expertise to the Board gained through his positions at Perini Management Services, Inc.

Robert A. Kennedy has served as a director since March 2000. He has been an independent financial consultant since 2003. From 1993 to 2003, Mr. Kennedy served in various capacities, including as vice president special projects, for The Union Labor Life Insurance Company, a provider of insurance and financial services to its union members and related trust funds. Mr. Kennedy provides the Board perspective on insurance, financial compensation and labor relations matters.

Michael R. Klein has served as a director since January 1997 and as Vice Chairman of the Board since September 2000. He is also the designated Lead Director. Mr. Klein, a private investor, serves as Chairman of the Board of Directors and Chairman of the Nominating Committee of CoStar Group, Inc., a publicly held provider of commercial real estate information; as Chairman and CEO of the Sunlight Foundation, a non-profit organization; and as Chairman of Shakespeare Theatre Company, a non-profit organization.  Through 2009 he served as Chairman of the Board of Directors of Le Paradou, LLC, a privately held company. He is also the lead director and Chairman of the Governance Committee of SRA International, Inc., a publicly-traded provider of technology and strategic consulting services and solutions; and a director of AStar Air Cargo, Inc., and OZ Fitness, Inc., which are privately held. Mr. Klein was a partner of the law firm Wilmer Cutler Pickering from 1974 until 2004, and when Wilmer Cutler Pickering merged with the law firm Hale and Dorr LLP in 2004 became a partner of Wilmer Cutler Pickering Hale and Dorr LLP until his retirement in 2005. Mr. Klein's 30 plus years as a corporate lawyer, investor and director of multiple corporations, both public and private, qualify and enable him to contribute sound judgment and leadership to the Company in his role as Lead Director.

Robert L. Miller has served as a director since 2004. In 1979, he co-founded West Venture Development Co., a homebuilding and commercial real estate company, and functioned as its president until its sale in 1991. Previously he was a construction manager with Morrison-Knudsen Inc. He was Chairman of the Board of Monroc Corp., a publicly held concrete and aggregate company from 1995-1998. Since 2000, he is a principal in Robert L. Miller & Assoc., Inc., a real estate development firm. Through approximately 40 years of experience as a contractor/developer, Mr. Miller brings to the Board industry specific expertise and insight.

Raymond R. Oneglia has served as a director since March 2000. Since 1997, he has also served as Vice Chairman of the Board of Directors of O&G Industries, Inc., a Connecticut corporation engaged in the construction industry, and prior to that, served in various operating and administrative capacities since 1970. Mr. Oneglia’s 40 years of experience at O&G Industries allows him to contribute an in-depth industry perspective.

Donald D. Snyder has served as a director since 2008.  He was a director and the president of Boyd Gaming Corporation from 1997 until his retirement in 2005.  He presently serves as a director of NV Energy, a publicly held utility; as a director and as a member of the compensation (chair) and the finance & investment committees of Western Alliance Bancorporation, a publicly held commercial bank holding company, as well as serving as Chairman of the Board of Directors of its lead bank, Bank of Nevada; and as a director of Switch Communications Group, LLC, a privately held company.  He is presently on the board of Directors of several not-for-profit entities, including The Smith Center for the Performing Arts, Nevada Development Authority, Council for a Better Nevada, University of Nevada-Las Vegas Foundation, and the Nathan Adelson Hospice. Mr. Snyder’s role as a public gaming company executive, his experience in commercial banking, and his experience on several public, private and non-profit boards provides the Board comprehensive insight on financial and business matters.

Board Composition

The size of the Board has been set at eleven directors, as determined by the Board. The Board currently consists of ten directors. In accordance with our bylaws and the requirements of the Massachusetts Business Corporations Act, the Board is divided into three classes, with each director serving for a term of three years. As a consequence, the term of only one class of directors expires each year. At each annual meeting of shareholders, the successors to one class of directors then serving are elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation, removal or death.

Under the shareholders agreement which became effective upon the September 2008 merger of the Company with Tutor-Saliba (the “Shareholders Agreement”), Mr. Tutor (as the representative of the former Tutor-Saliba shareholders) has the right to designate up to two nominees for appointment to an eleven-member Board (and thereafter, for nomination for election), subject to certain limitations contained in the Shareholders Agreement. In addition, for so long as Mr. Tutor serves as our chief executive officer, the Shareholders Agreement provides that he will be nominated for election to the Board.  See “Shareholders Agreement”, page 27. Immediately following completion of the merger, Chrysostomos L. Nikias was appointed to the Board as one of Mr. Tutor’s designees. The Corporate Governance and Nominating Committee reviewed his qualifications and recommended Mr. Nikias’ appointment to the Board which was unanimously approved by the full Board.  During 2009, Mr. Nikias resigned, decreasing the number of directors from eleven to ten members.  His resignation was not as a result of any disagreement with the Company or our management.

As of the date of this proxy statement, none of the directors have been nominated by Mr. Tutor, although he has not waived the right to do so in the future. Mr. Tutor has advised the Board that should he choose to designate a person for appointment to the Board at a time when the Board already includes eleven members, he would support a temporary expansion of the Board to twelve members to accommodate such additional member. Such expansion would continue until the next meeting of shareholders at which directors are elected, at which time the size of the Board would be reduced back to eleven members (as contemplated by the Shareholders Agreement) and the slate of nominees for election adjusted accordingly.

Director Independence

The Board has determined that Ms. Alexander, Mr. Arkley, Mr. Brittain, Mr. Kennedy, Mr. Klein, Mr. Miller, Mr. Oneglia and Mr. Snyder are “independent” in accordance with the independence standards established by Section 303A of the NYSE rules. In determining independence pursuant to NYSE standards, each year the Board determines whether directors have a direct or indirect material relationship with Tutor Perini, including its subsidiaries that may interfere with their ability to exercise their independence from Tutor Perini.

In evaluating the independence of each non-employee director, the Board considered several factors. With respect to Mr. Oneglia, the Board considered the relationship between O&G Industries, Inc., of which Mr. Oneglia is Vice Chairman of the Board of Directors and a principal shareholder, and Tutor Perini, including the construction joint ventures between Tutor Perini and O&G Industries. The Board determined that the joint ventures did not impact Mr. Oneglia’s independence from Tutor Perini management because (1) the joint ventures are formed for the limited purposes of performing specific contractual requirements for owners as is commonplace in the construction business, (2) Mr. Oneglia is not personally involved in the management of these joint ventures and (3) Tutor Perini and O&G have an equal vote in the governance of such joint ventures. With respect to Mr. Arkley, the Board considered the relationship between AON Risk Services (AON), of which Mr. Arkley is President/CEO of the Construction Services Group, and Tutor Perini, an insurance and bonding client of AON. The Board has determined that his independence from Tutor Perini management is not impacted because (1) services provided by AON are supplied to Tutor Perini on terms similar to AON’s other clients, (2) income generated by AON for services provided to Tutor Perini are not material to Mr Arkley or AON's U.S. or consolidated operations and (3) Mr. Arkley is not involved in the day to day management of the Tutor Perini relationship. No other independent directors had material relationships with Tutor Perini other than in their capacities as directors.

The Board found that Mr. Nikias was not independent due to his position at the University of Southern California where Mr. Tutor sits on the Executive Committee of the Board of Trustees and had influence with regard to Mr. Nikias’ compensation prior to Mr. Nikias’ appointment to the Board.  Mr. Nikias resigned from the Board effective September 25, 2009.

Messrs. Band and Tutor, who are executive officers and employees of Tutor Perini, do not qualify as independent directors.

Communications with the Board

The Board welcomes the submission of any comments or concerns from shareholders and other interested parties. Any shareholder who wishes to communicate with the Board may submit such communication in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, CA 91342 and marked to the attention of the

Board or any of its committees or individual directors. All comments or concerns from shareholders and other interested parties will be forwarded to the chair of our Audit Committee.

In order to facilitate communications with the independent directors, we have a secure telephone number (800-489-8689) whereby interested parties can communicate directly and confidentially with the independent directors, the Audit Committee or the Corporate Governance and Nominating Committee.

CORPORATE GOVERNANCE

Committees and Meetings of the Board of Directors

The Board met 6 times during 2009.  During 2009, all of our directors attended at least 75% of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees on which such director served. The members of the Board are encouraged to attend our annual shareholders meetings.  All of the ten current directors attended the 2009 annual shareholders meeting.

Our bylaws authorize the Board to appoint one or more committees, each consisting of one or more directors. The Board currently has three standing committees: an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee.

Board Leadership

Mr. Tutor is the Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer positions are separately designated officers of the corporations, as defined in the Company’s by-laws, however these offices may be held by the same person. The Board most recently evaluated these positions in contemplation of the Company’s merger with Tutor-Saliba and determined that Mr. Tutor’s continued participation in both positions is important to the continued success of the Company because of (i) his proven track-record in successfully bidding on and profitably managing large construction projects, (ii) his relationships with principals in the surety and bonding industry, which provide enhanced access to bonding and insurance for the Company’s construction projects, and (iii) his success in managing large civil and private construction projects on a fixed price basis.

Mr. Klein is an outside director designated to be the Lead Director.  Mr. Klein was elected the Lead Director by a majority of the independent directors and was determined by the Board to be independent. As Lead Director, Mr. Klein has the duties and authority outlined on page 9 under “Corporate Governance and Nominating Committee”.

Boards Role in Risk Oversight

Periodically, and at least quarterly, the Board meets with management to discuss key risks to our operations and our strategy as well as risk mitigation plans and activities. The Board plays an integral role in providing risk oversight on potential related party transactions and any transactions outside of the normal course of our operations. Our Board administers its risk oversight function as a whole and through its Board Committees. For example, the Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on our company and our risk mitigation strategies. In addition, the Audit Committee participates in regular reviews of our process to assess and manage enterprise risk management, including those related to market/environmental, strategic, financial, operational, legal, compliance and reputational risks. In addition, each of the other standing Board committees (the Compensation Committee and the Corporate Governance and Nominating Committee) regularly meet to discuss the short-term and long-term objectives and to provide oversight for risks relating to the applicable committee’s areas of responsibility.

Audit Committee

The Board has an Audit Committee, which consists of Willard W. Brittain, Jr. (Chair), Michael R. Klein, Marilyn A. Alexander, Raymond R. Oneglia and Robert A. Kennedy. Each of the members of the Audit Committee is “financially literate”, as defined in the NYSE listing standards and meets the independence requirements for members of an audit committee set forth in the rules of the Securities and Exchange Commission (“SEC”) and the listing standards of the NYSE, as affirmed by the Board. Based upon review of his qualifications, the Board has designated Mr. Brittain as an “audit committee financial expert” as defined by the rules of the SEC.

The primary duties and responsibilities of the Audit Committee are to:

1.	Oversee the integrity of our internal controls, financial systems and financial statements;

2.	Review the quarterly unaudited and annual audited financial statements with management and the independent auditor;

3.	Appoint and evaluate the independent auditor and monitor and evaluate the auditor’s qualifications and independence;

4.	Oversee compliance with legal and regulatory requirements;

5.	Meet with the independent auditor in executive session at least annually;

6.	Monitor the performance of both our internal and external auditors; and

7.	Annually review the Audit Committee’s charter and performance.

The Audit Committee has the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee met ten times in 2009.

Corporate Governance and Nominating Committee

The Board has a Corporate Governance and Nominating Committee, which consists of Michael R. Klein (Chair), Robert L. Miller, and Peter Arkley. Each member of the Corporate Governance and Nominating Committee is an independent director, as defined by the NYSE and as affirmed by the Board. The duties of the Corporate Governance and Nominating Committee include:

1.	Identifying individuals qualified to become directors and recommending to the full Board the persons to be nominated for election as directors;

2.	Recommending director nominees for each committee of the Board and nominees for Chair of each committee;

3.	Evaluating the independence of each director and so advising the Board;

4.	Conducting a review and update as necessary of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics;

5.	Conducting evaluations of the performance of the Board and each committee, including a self-evaluation; and

6.	Nominating a Lead Director whose duties shall include presiding at executive sessions of the non-management directors.

The Corporate Governance and Nominating Committee has the authority to retain consultants or other experts as it considers necessary to assist in the performance of its duties.  The Corporate Governance and Nominating Committee met four times in 2009.

The independent directors have designated Michael Klein, chair of the Corporate Governance and Nominating Committee, to act as the “Lead Director.” In his capacity as Lead Director, Mr. Klein has the following duties and authority:

•	chairing any meeting of the independent members of the Board in executive session;

•	meeting with any director who is not adequately performing his duties as a member of the Board or any committee;

•	serving as a liaison between the Chairman of the Board and the independent directors;

•	working with the Chairman to prepare the agenda for Board meetings and determining the need for special meetings of the Board; and

•	consulting with the Chairman on matters relating to corporate governance and Board performance.

Compensation Committee

The Board has a Compensation Committee, which consists of Peter Arkley (Chair), Michael R. Klein and Donald D. Snyder. Each member of the Compensation Committee is an independent director, as defined by the NYSE and as affirmed by the Board.

The principal powers and duties of the Compensation Committee as established by the Board are to:

1.
Review and approve the executive compensation programs and policies and to employ outside expert assistance, if required, to analyze our compensation practices to assure that they are consistent with corporate goals and objectives, and competitive with those of comparable firms in the construction industry;

2.
Review and approve corporate goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer, to evaluate his performance in light of those goals and objectives, and to determine and recommend to the Board for approval his compensation level based on this evaluation;

3.	Make recommendations to the Board with respect to executive officer compensation;

4.
Recommend to the Board annual profit and other targets for Tutor Perini for the purpose of determining incentive compensation awards under the provisions of the 2009 General Incentive Compensation Plan and the Amended and Restated (2004) Construction Business Unit Incentive Compensation Plan (the “Incentive Compensation Plan”);

5.
Administer the Special Equity Incentive Plan and the 2004 Stock Option and Incentive Plan (together, the “Stock Option Plans”) and the Incentive Compensation Plan; such administration includes power to (i) approve participants’ participation in the Stock Option Plans, (ii) establish performance goals, (iii) determine if and when any bonuses shall be paid, (iv) pay out any bonuses, in cash or stock or a combination thereof, as the Committee shall determine from year to year, (v) construe and interpret the Incentive Compensation Plan and the Stock Option Plans, and (vi) establish rules and regulations and perform all other acts it believes reasonable and proper; and

6.	Review the investment performance of the Perini Corporation Pension Plan and make changes in investment managers and allocations, as the Compensation Committee deems necessary.

The Compensation Committee has the authority to retain special consultants to advise the committee as it considers necessary. During 2009, the Compensation Committee engaged Meridian Compensation Partners, LLC to review our executive compensation program. The review is expected to be completed during 2010. The Compensation Committee met eleven times in 2009.

Tutor Perini maintains on its website, http://www.tutorperini.com, copies of the charters of each of the committees of our Board. We have also developed Corporate Governance Guidelines and a Code of Business Conduct and Ethics to outline our commitment to carefully govern the operation of our business and compliance with applicable laws and regulations, while maintaining the highest ethical standards. The Code applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. Tutor Perini’s Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at http://www.tutorperini.com. In order to access this portion of our website, click on the “Corporate Governance” tab.  Interested parties may obtain printed copies of these documents by writing to the Investor Relations Department of the Company at 15901 Olden Street, Sylmar, CA 91342. Any amendments to, or waivers of, the Code of Business Conduct and Ethics which apply to our directors, Chief Executive Officer, President, Chief Financial Officer or any person performing similar functions will be disclosed on our website promptly following the date of such amendment or waiver.

Nominations for Director

The Board seeks candidates who are independent, possess relevant business, professional or board experience to make a significant contribution to the Board and have sufficient availability to attend to the business of the Company. Annually, the Corporate Governance and Nominating Committee conducts an evaluation of the Board to determine whether it is functioning effectively, and recommends to the full Board the slate of director-nominees to be nominated for election at the next annual meeting of shareholders. Potential candidates for the Board may include candidates nominated by shareholders in accordance with our bylaws, those identified by a search firm retained for such purpose, or candidates recommended by other persons, including current directors or executive officers. Pursuant to the Corporate Governance and Nominating Committee charter, the process and criteria for considering the recommendations of shareholders with respect to candidates for election to the Board is the same as those used for candidates recommended by other parties. The minimum qualifications and specific qualities and skills required for directors are set forth in the Corporate Governance Guidelines, a copy of which is maintained on our website at http://www.tutorperini.com.

The Corporate Governance and Nominating Committee considers the diversity in skill and experience of each nominee when evaluating candidates individually and when considered with all directors as a group.  Periodically, individual interviews are conducted with each member to identify and aggregate depth and breadth of experience in disciplines, industry and organizational level. The Board considers areas identified with less extensive experience as a group when evaluating candidates for nomination to director.

A shareholder who wishes to recommend a director-nominee to the Corporate Governance and Nominating Committee for the 2011 annual meeting of shareholders should submit the recommendation in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attn: Corporate Secretary, so it is received not less than 75 days nor more than 180 days prior to the anniversary date of the 2010 Tutor Perini annual meeting of shareholders. However, if the 2011 annual meeting of shareholders is held more than seven (7) days earlier than the anniversary date of the 2010 annual meeting then notice must be delivered or received no later than 5 p.m. pacific time on (a) the 20th day following the earlier of (i) the day on which such notice of the date of the annual meeting is mailed or (ii) the day on which public disclosure of the date of the annual meeting is made, or (b) if such date of notice or public disclosure occurs more than 75 days prior to the scheduled date of such meeting, then the later of (i) the 20th day following the first to occur of such notice or such public disclosure or (ii) the 75th day prior to such scheduled date of such meeting.

AUDIT COMMITTEE REPORT

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of the Board submits the following report.

The primary duties and responsibilities of the Audit Committee (the “Committee”), which met ten times during the past fiscal year, are to oversee:

1.	The integrity of Tutor Perini’s internal controls, financial systems and financial statements;

2.	Compliance by Tutor Perini with legal and regulatory requirements; and

3.	The independence and performance of both Tutor Perini’s internal and external auditors.

We meet with management periodically to consider the adequacy of Tutor Perini’s internal controls, as well as compliance with Sarbanes Oxley Section 404, and the objectivity of Tutor Perini’s financial reporting. We discuss these matters with Tutor Perini’s independent auditors and with appropriate Company financial personnel and internal auditors.

We meet privately with both the independent auditors and the internal auditors, as required, each of whom has unrestricted access to the Committee.

We also appoint the independent auditors and review periodically their performance and independence from management. As in prior years, the independent auditors are invited to be present at our annual meeting of shareholders.

The directors who currently serve on the Committee meet the “independence” and “experience” requirements of the NYSE, and have been so affirmed by the Board. In connection therewith, the Board has determined that none of us has a relationship with Tutor Perini that may interfere with our independence from Tutor Perini and its management. The Board has designated Willard W. Brittain, Jr. as an “audit committee financial expert”, as defined by the rules of the SEC, based on review of his qualifications.

The Board has adopted a written charter setting forth the duties and responsibilities the Committee is to perform, which we review annually and revise as appropriate.

Management has primary responsibility for Tutor Perini’s financial statements and the overall reporting process, including Tutor Perini’s system of internal controls, and compliance with Sarbanes Oxley Section 404.

The independent auditors, in accordance with the standards of the Public Company Accounting Oversight Board, audit the effectiveness of the internal controls over financial reporting as well as annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Tutor Perini in conformity with accounting principles generally accepted in the United States and discuss with us any issues they believe should be raised with us.

This year, we reviewed Tutor Perini’s audited financial statements and met with both management and Deloitte & Touche, LLP, Tutor Perini’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

We reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted accounting standards. In addition, we have received from and discussed with Deloitte & Touche, LLP the written disclosure and the letter required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”. These items relate to that firm’s independence from Tutor Perini. We also discussed with Deloitte & Touche, LLP any matters requiring discussion per the standards of the Public Company Accounting Oversight Board, including those required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

We have considered and determined that the provision of the non-audit services included in “Fees Paid to Audit Firm” on page 33 is compatible with maintaining Deloitte & Touche, LLP’s independence.

Based on these reviews and discussions, we recommended to the Board that Tutor Perini’s audited financial statements be included in the Tutor Perini Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

AUDIT COMMITTEE
Willard W. Brittain, Jr., Chair
Marilyn A. Alexander
Robert A. Kennedy
Michael R. Klein
Raymond R. Oneglia

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis (CD&A) contained in this proxy statement.  The Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in the 2010 proxy statement for filing with the SEC.

COMPENSATION COMMITTEE
Peter Arkley, Chair
Michael R. Klein
Donald D. Snyder

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Our executive compensation program is intended to attract and retain talented executive officers and key employees who will continue to contribute to Tutor Perini’s long-term success. We believe that it is important to tie compensation to our operating and financial goals, thereby aligning more closely the interest of management with that of our shareholders. We are mindful of the limited pool of available talent and consider competitive conditions when determining compensation.

In recognition of the variability of the construction industry, we believe that compensation focusing on both shorter-term and longer-term corporate goals is appropriate for Tutor Perini and our shareholders and more effective in retaining and motivating our key executive talent. As a result, our compensation practices for our named executive officers include annual cash compensation (base salary and annual cash incentive awards). Long-term awards have also been granted when the Compensation Committee has determined an award to be appropriate based on the circumstances prevailing at the time.   The Compensation Committee granted long-term restricted stock units and stock options to members of management following the merger with Tutor-Saliba as discussed under “Long-Term Incentives” on page 16.

Consistent with this approach, we have historically aimed to have the target annual cash and stock based compensation for our named executive officers fall within the 50th to 75th percentile for comparable executives of our relevant competitors. The Compensation Committee “slots” each of our named executive officers into this range based on the Compensation Committee’s evaluation of the value of that officer to Tutor Perini and the amount of compensation necessary to encourage that officer to remain employed by Tutor Perini and to appropriately focus that officer on achieving Tutor Perini’s corporate goals. To ensure that a significant amount of each named executive officer’s total cash compensation is “at risk” and earned only if Tutor Perini’s goals are achieved, approximately 40-60% of each such officer’s target annual cash compensation is provided in the form of an annual incentive bonus opportunity, with the balance provided in the form of a fixed base salary.  This does not include Mr. Tutor whose compensation is governed by the terms of an employment agreement (see “Employment Agreement”, page 23).  According to the terms of his employment agreement, Mr. Tutor’s base salary represents approximately 36% of his target annual cash compensation.

To execute this strategy, the Compensation Committee utilized Watson Wyatt to perform an executive compensation review with respect to Tutor Perini’s named executive officers. The most recent comprehensive review was completed in 2007. Watson Wyatt did not perform services for the Company in 2009. Reviewing the relevant compensation data (base salary, annual bonus incentive, long-term incentives) for executives from a peer group determined based on industry size and geography.  The peer group utilized in the 2007 review included Washington Group International, Shaw Group, Peter Kiewit Sons, Granite Construction, URS Corp., Aecom Technology Corp., Chicago Bridge & Iron Co., Emcor Group, Inc., Foster Wheeler, Ltd., Jacobs Engineering Group, Inc. and Tetra Tech, Inc. Watson Wyatt established a range of annual cash compensation for each of our named executive officers at the time. To carry forward the results of this study to 2008, the Compensation Committee applied the rate of compensation growth in the construction industry from the 2007 study data to update it to 2008 based on an Analytical/FMI Construction Industry study focusing on company performance and compensation growth. Using this data and consistent with the methodology described above, the Compensation Committee set the target annual cash compensation for our named executive officers (other than Mr. Tutor) to generally fall within the 50-75th percentile of annual cash compensation for comparable officers of these companies (Mr. Band’s compensation falls just below the 50th percentile). Mr. Tutor’s target annual cash compensation is determined in accordance with his employment agreement.

Prior to the fiscal year end, the Compensation Committee engaged Meridian Compensation Partners, LLC as an advisor on executive compensation matters. Meridian Compensation Partners, LLC is performing a comprehensive review of executive compensation levels utilizing a compensation peer group adopted by the Compensation Committee. This review will assist the Compensation Committee in setting executive compensation levels for fiscal year 2010.

Elements of Compensation

As noted above, our executive compensation program relies on annual cash and stock based compensation to retain and motivate our named executive officers. Accordingly, base salaries and annual incentive awards are the annual cash components of our program. In addition, the Compensation Committee has granted stock based long-term incentive awards when deemed appropriate by the Compensation Committee based on conditions prevailing at the time. Finally, Tutor Perini provides certain retirement benefits to our named executive officers to encourage long-term service with Tutor Perini.

Base Salary

The base salary of each of our named executive officers is fixed compensation that is not directly tied to the performance of Tutor Perini. We pay base salaries to fairly compensate our named executive officers for the services that they provide during the year and because we believe our executive compensation program would not be competitive and effective in retaining our named executive officers if we did not pay base salaries. With the exception of Mr. Burk, who was hired in 2007, Mr. Frost, who was appointed as Chief Executive Officer of the Civil Group in 2009, and Mr. Tutor whose circumstances are described below, the base salaries of our named executive officers were initially established in 2004 at the time Watson Wyatt prepared an initial benchmarking study. At that time, the Compensation Committee determined the appropriate level of each named executive officer’s target total annual cash compensation based on Watson Wyatt’s study and the Compensation Committee’s evaluation of the appropriate position for each such named executive officer within the desired range for our relevant competitors (named above). The Compensation Committee then established the base salary for each named executive officer within this range, generally determining that approximately 40-60% of the target total annual cash compensation for each named executive officer (other than as described above) was the appropriate amount for base salary.

Since this initial establishment of the base salaries of our named executive officers in 2004, the Compensation Committee has annually reviewed them to determine whether any increases are appropriate. Base salaries are generally increased in March or April of each year, with any increase reflected only prospectively.  With the exception of Mr. Frost, base salaries of our named executive officers were last increased in September 2008 following completion of the merger with Tutor-Saliba.  The Compensation Committee considered the off-cycle timing of the 2008 increases, along with other factors, when contemplating the executive salary levels in 2009.  As part of the annual review process in 2009, the Compensation Committee relied on the study prepared by Watson Wyatt, most recently updated in 2007, to confirm that base salaries of our named executive officers, along with their target annual incentive awards, would remain within the 50-75th percentile for total annual cash compensation for comparable officers of companies included in the study. The 2007 Watson Wyatt results were carried forward to 2008 by applying to the data a factor (15.9%) representative of compensation growth in the construction industry for the period covered by the 2007 study data through 2008 derived from an Analytical/FMI Construction Industry compensation study. Due to the off-cycle timing of the 2008 increases, the Compensation Committee determined it appropriate to review executive officer compensation next in 2010. The Compensation Committee also continued to include 40-60% of target annual cash compensation in the performance-based annual incentive opportunity. In July 2009, the base salary of Mr. Frost was increased by $125,000 in connection with his appointment as Chief Executive Officer of the Civil

Group.  The Compensation Committee determined the 2009 increase for Mr. Frost to be appropriate given his promotion to CEO of our Civil Group. None of our other named executive officers received base salary increases during 2009. The Company entered into an employment agreement with Mr. Tutor in September 2008 when Tutor-Saliba merged with the Company, under which he is paid a salary of $1,500,000.  Determination of the level of compensation included in Mr. Tutor’s employment agreement is discussed below.

With respect to the terms of Mr. Tutor’s employment agreement which became effective upon the completion of our merger with Tutor-Saliba, the Compensation Committee consulted with Watson Wyatt.  Mr. Tutor’s salary was determined considering that Mr. Tutor has unique talents that have been demonstrated throughout his tenure.  Given these talents and Mr. Tutor’s importance to Tutor Perini (and to the combination of the Company and Tutor-Saliba), the Compensation Committee determined that his base salary should be set at a level between the 75th and 100th percentile of chief executive officers of the group of competitors identified above.  Under the terms of his employment agreement, Mr. Tutor will receive a base salary of $1,500,000 per year, to be reviewed annually and increased at the discretion of the Compensation Committee.  The term of the agreement is 5 years.  For more information on the material terms of Mr. Tutor’s employment agreement, see “Employment Agreement”, page 23.

Incentive Compensation Plan—Annual Awards

As described above, our historic executive compensation program has emphasized the importance of annual cash compensation in motivating and retaining our named executive officers. To provide appropriate incentives to our named executive officers, approximately 40-60% of their target annual cash compensation is comprised of an annual incentive bonus opportunity that is paid only if Tutor Perini achieves pre-established performance goals set by the Compensation Committee.

For 2009, the Compensation Committee established a target annual bonus for each named executive officer that was payable only if Tutor Perini achieved the applicable performance goal established by the Compensation Committee. If Tutor Perini achieved 80% of this goal, each named executive officer would receive 80% of his target annual bonus amount. If Tutor Perini achieved between 80% and 100% of this goal, each named executive officer would receive between 80% and 100% of his target annual bonus amount. Each named executive officer’s annual bonus was capped at 100% of his applicable target bonus, with the exception of Mr. Tutor, whose bonus is governed by his employment agreement, regardless of whether Tutor Perini exceeded the applicable performance goal.

The table below shows the threshold, target and maximum bonus opportunities as a percentage of actual base compensation paid in 2009 for our named executive officers:

	Threshold	Target	Maximum
R. Tutor	140%	175%	175%
K. Burk	60%	75%	75%
C. Shaw	80%	100%	100%
R. Band	80%	100%	100%
M. Caspers	80%	100%	100%
J. Frost	80%	100%	100%

The dollar amounts corresponding to these percentages are included in the table captioned “Grants of Plan-Based Awards Table” on page 20.

For 2009, the Compensation Committee selected Tutor Perini’s pre-tax income as the applicable performance goal for the annual bonuses for our named executive officers because this goal encourages executives to both obtain new projects for Tutor Perini and to complete Tutor Perini’s projects on a cost efficient basis.  The applicable target set by the Compensation Committee for 2009 was $211.6 million of pre-tax income. Because

Tutor Perini earned $205.1 million of pre-tax income in 2009, each named executive officer was paid 97% of their target bonus.

Long-Term Incentives

Regular grants of long-term incentives have not historically played a significant role in our executive compensation because of our historic belief that year-to-year incentives better focus our executives on achieving Tutor Perini’s performance objectives. However, in 2008 the Compensation Committee, following the merger of the Company and Tutor-Saliba, believed long-term equity awards would be appropriate as an incentive to management of the combined company.  The Compensation Committee considered this an important step to assure that personnel remain committed to serving the Company through this period of transition.  These awards, payable in shares of Common Stock are generally subject to 5-year cliff vesting.

During 2009, the Compensation Committee approved an aggregate award of 900,000 restricted stock units and 750,000 stock options to Messrs. Tutor and Frost.  Mr. Tutor’s awards were determined in accordance with his employment agreement.  Mr. Frost’s awards reflected his promotion to the Chief Executive Officer of our Civil Group.  The Compensation Committee determined that this award was appropriate in light of his increased responsibilities. Subject to the achievement of pre-tax income performance targets established by the Compensation Committee (with Mr. Tutor’s referenced to pre-tax income for the consolidated Company and Mr. Frost’s referenced to pre-tax income for the Civil Group), the awards will vest in equal annual installments (or tranches).  The 750,000 restricted stock units and 750,000 stock options granted to Mr. Tutor will vest in five equal annual installments from 2010 through 2014.  The 150,000 restricted stock units granted to Mr. Frost will vest in three equal annual installments from 2010 through 2012.  The Compensation Committee has established the pre-tax performance target for the second half of fiscal year 2009, but has not yet established pre-tax performance targets for the fiscal years 2010 through 2013.  Therefore, the grant dates for the last four tranches of the awards granted to Mr. Tutor and the last two tranches of the awards granted to Mr. Frost, totaling an aggregate of 1,300,000 shares, have not been established for accounting purposes and, accordingly, the grant date fair values of these tranches cannot be determined currently.  The grant dates for these tranches will be established in the future when the Compensation Committee establishes the respective pre-tax performance targets for each tranche.  The grant date fair values of each tranche will be determined at that time and the related compensation expense for each tranche will be amortized over the separate requisite service period for each tranche. The pre-tax income performance target for the Civil Group for the second half of the year was $13.4 million.  The Civil Group’s pre-tax income for the last six months of 2009 was $10.6 million; however, the Civil Group’s pre-tax income for the full year was $43.9 million and exceeded the full year pre-tax income target of $38.2 million. Having reviewed Mr. Frost’s overall performance since he assumed responsibility for the Civil Group, including his contributions to securing substantial additional work and his supervision of work at increased levels of profitability, the Compensation Committee deemed the performance criteria for the first tranche of shares awarded to Mr. Frost to be satisfied.

In addition to the 5-year cliff vesting associated with long-term incentive awards granted during 2008, there is a pre-tax income performance target for each fiscal year where the attainment of the performance targets are cumulative.  The performance target set by the Compensation Committee for 2009 was $211.6 million of pre-tax income because this goal encourages executives to both obtain new projects for Tutor Perini and to complete Tutor Perini’s projects profitably.

Retirement Benefits

In addition to providing annual compensation to our named executive officers, we believe it is imperative that employees provide for their retirement years and believe that it is our obligation to contribute as well. Attractive retirement benefits are essential when competing in the marketplace for talented and qualified employees.

We have a tax-qualified Section 401(k) Retirement Plan covering all of our executive, professional, administrative and clerical employees who are over 21 years of age and who have completed three months of service with us. Employer contributions into the 401(k) plan are based on a non-discretionary match of employees’ contributions, as defined. The Compensation Committee reviews the employer match formula periodically, comparing the formula to that of similar companies, and improves the formula when it deems appropriate; the most recent change became effective in November 2009.  Through October 2009, our 401(k) match formula was 100% of the employee’s pre-tax contribution up to 4% of eligible compensation.  On November 1, 2009, the match formula was modified to 30% of the employee’s pre-tax contribution up to 10% of eligible compensation (capped at IRS maximum compensation; $245,000 for our 2009 plan year, which ended prior to December 31).

We also have a defined benefit pension plan for all of our full-time employees who were employed prior to June 1, 2004 when the plan was frozen, meaning that “final average earnings” and “years of service” will remain at the June 1, 2004 level for purposes of calculating future benefits. To the extent covered remuneration is limited by the Internal Revenue Code of 1986, as amended, certain pension benefits payable have been augmented through our Benefit Equalization Plan, which was also frozen at June 1, 2004.

    Perquisites

We provide certain perquisites to our executives because of the demand in time and travel required in their leadership across multiple businesses in multiple geographical locations.

    Severance Benefits

None of the named executive officers, except Mr. Tutor, are eligible for severance benefits. The Compensation Committee determined this benefit in accordance with Mr. Tutor’s employment agreement (see “Employment Agreement”, page 23). Mr. Tutor receives certain compensation in the event of termination by the Company without cause or termination by the executive for good reason.

    Other Compensation

In May 2009, the Board approved a one-time cash payment of $3 million to Mr. Tutor, for his agreement to personally guarantee approximately $600 million in surety bond obligations (see “Guaranty of McCarran Airport Surety Bonds”, page 30).

Role of Executive Officers in Setting Compensation

We believe that our Chief Executive Officer is best positioned to evaluate both the performance of our other named executive officers and the competitive market for senior executives in our industry. Accordingly, the Compensation Committee works closely with Mr. Tutor in establishing the compensation of our other named executive officers. For 2009, Mr. Tutor recommended to the Compensation Committee the increase in base salary for Mr. Frost, within the general framework of our compensation philosophy discussed above. After discussion with Mr. Tutor and careful evaluation of his recommendation, the Compensation Committee approved his recommendation.

Impact of Accounting and Tax Treatment

We believe that the primary goals of our executive compensation program are to attract and retain valued and important named executive officers, to clearly identify for our named executive officers the corporate goals and objectives important to Tutor Perini, to motivate our named executive officers to achieve these goals and to fairly reward our named executive officers for achieving these goals. Accordingly, the accounting and tax treatment of our executive compensation program, while important, is not a determining factor in structuring our program. We appropriately account for our executive compensation and, to the extent consonant with the goals of our executive compensation program, we attempt to structure our executive compensation program to preserve the deductibility of amounts paid to our named executive officers.  In certain instances, however, we believe that it is our best interest, and that of our shareholders, to have the flexibility to pay compensation to our named executive officers that is not tax deductible in order to provide a compensation package consistent with our objectives.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007.

							Change in
							Pension
							Value and
							Nonqualified
Name and						Non-Equity	Deferred
Principal				Stock	Option	Incentive Plan	Compensatiom	All Other
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
		($) (1)	($)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($)
Ronald N. Tutor	2009	1,500,000	-	3,049,500	1,497,000	2,544,870	-	3,306,520	11,897,890
Chairman and Chief	2008	493,550	-	-	-	1,512,850	-	790,600	2,797,000
Executive Officer(7)	2007	-	-	-	-	976,900	-	976,900	1,953,800

Kenneth R. Burk	2009	475,000	-	-	-	350,690	-	128,740	954,430
Executive Vice	2008	413,000	-	627,000	362,250	309,700	-	124,200	1,836,150
President, CFO, Asst.	2007	122,600	-	2,661,000	-	91,950	-	26,300	2,901,850
Treasurer and.
Asst. Secretary
(hired Sept. 2007)

Robert Band	2009	600,000	-	-	-	590,630	160,800	54,160	1,405,590
President	2008	576,000	-	940,500	543,380	576,000	118,900	39,500	2,794,280
	2007	538,500	-	-	-	538,500	345,000	35,800	1,457,800

Mark A. Caspers	2009	600,000	-	-	-	581,690	32,700	257,460	1,471,850
Executive Vice	2008	540,400	-	3,207,000	362,250	517,400	16,000	202,200	4,845,250
President, CEO	2007	482,700	150,000	-	-	462,200	26,150	56,700	1,177,750
Building Group

Craig W. Shaw	2009	600,000	-	-	-	581,690	151,900	193,920	1,527,510
President and CEO	2008	540,400	-	627,000	362,250	517,400	87,300	164,900	2,299,250
Perini Building	2007	500,000	150,000	-	-	478,750	198,800	92,100	1,419,650
Company

James Frost	2009	612,500	-	1,005,500	-	593,800	-	40,650	2,252,450
Executive Vice
President, CEO
Civil Group

(1)
The salary amounts reflect actual amounts received, which reflect a prorated amount based on the timing of salary increases during each year. The current annual base salaries for our named executive officers are: Mr. Tutor, $1,500,000; Mr. Burk, $475,000; Mr. Band, $600,000; Mr. Caspers, $600,000; Mr. Shaw, $600,000; and Mr. Frost, $675,000.

(2)
Amounts are based on the fair value of restricted stock units on the date of grant valued at the closing market price of the Common Stock on that date.  The awards were granted under the 2004 Stock Option and Incentive Plan.

(3)
Amounts shown represent the grant date fair value on the date of grant and are based on the Black-Scholes option pricing model.  The exercise price of these options is equal to the closing price of the Common Stock on the date of grant.  The assumptions used to value stock options can be found in footnote #11 – Stock-Based Compensation to our Consolidated Financial Statements contained in the 2009 Annual Report to Shareholders.  The options were granted under the 2004 Stock Option and Incentive Plan.

(4)
These amounts represent payments made in 2010, 2009 and 2008, based on attainment of pre-tax income goals for 2009, 2008 and 2007 under our incentive compensation plans discussed above under the heading “Incentive Compensation Plan –Annual Awards”. For 2007, Mr. Shaw and Mr. Caspers each received a discretionary payment of $150,000 in addition to the amounts payable under the plan formula, as reflected in the “Bonus” column.

Messrs. Shaw and Caspers, with the concurrence of the Compensation Committee, had a portion of their annual incentive payments allocated to a bonus pool for the benefit of employees who work for Perini Building Company and who are otherwise not eligible to participate in the incentive compensation plan. As a result, the incentive payments for 2008 made to Messrs. Shaw and Caspers were each reduced by $23,000; ($21,250 and $20,500 for 2007, respectively).

(5)
Tutor Perini has a non-contributory defined benefit pension plan for all of our full-time employees which was “frozen” as of June 1, 2004, meaning that final average earnings and years of service will be determined as of June 1, 2004 for purposes of calculating future benefits. Certain pension benefits payable have been augmented by a benefits equalization plan, or BEP, which was also frozen on June 1, 2004. The amounts presented here represent the difference between the present value of the benefits payable from the pension plan and the BEP as of December 31, 2009, 2008 and 2007, as compared to December 31, 2008, 2007 and 2006. The present values were calculated using the discount rates used to compute our pension benefit obligations at year end, which were 5.84%, 6.29%, 6.41%, and 5.86% for December 31, 2009, 2008, 2007 and 2006, respectively. As the plans are frozen, the change in pension value above is primarily caused by the change in the discount rate and the present value effect of the individual being one year closer to normal retirement age. The change in 2007 is additionally impacted to reflect the earliest retirement age for which benefits are unreduced in conformance with SEC guidance issued that year. The change in pension value attributable to the 2007 change in the retirement age assumption is $369,200 for Mr. Band, $50,600 for Mr. Caspers, and $273,300 for Mr. Shaw. Mr. Tutor, Mr. Burk, and Mr. Frost do not participate in these plans.

(6)
The $3,306,520 listed for Mr. Tutor includes a one-time cash payment of $3 million to Mr. Tutor, for his agreement to personally guarantee approximately $600 million in surety bond obligations (see “Guaranty of McCarran Airport Surety Bonds”, page 30).  It also represents vehicle use ($14,400) and drivers ($127,000), accounting and tax services ($110,100), personal use of corporate aircraft ($40,270), waiver of employee contribution to medical and dental insurance premiums and life insurance premiums.

The $128,740 listed for Mr. Burk includes relocation expenses ($88,580) and vehicle use/allowance ($23,450), as well as his 401(k) match ($6,600) and life insurance premiums.

The $54,160 listed for Mr. Band includes company vehicle use ($28,630), insurance premiums paid ($9,500), and his 401(k) match ($6,800).

The $257,460 listed for Mr. Caspers includes housing expenses ($174,000), vehicle use ($39,300), travel insurance premiums and expenses ($28,700), and his 401(k) match ($8,300) and life insurance premiums.

The $193,920 listed for Mr. Shaw includes housing expenses ($122,000), company vehicle use ($50,450), his 401(k) match ($9,200) and life insurance premiums.

The $40,650 listed for Mr. Frost includes vehicle use/allowance ($19,670), waiver of employee contribution to medical and dental insurance premiums and life insurance premiums ($14,380) and 401(k) match ($6,600).

(7)	We negotiated and signed a five-year employment agreement with Mr. Tutor that became effective upon the merger of Tutor Perini with Tutor-Saliba. See “Employment Agreement”, page 23.

Grants of Plan-Based Awards Table
									All		Grant
									Other		Date
									Option		Fair
								All Other	Awards:	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			Stock	Underlying	or Base	Stock
		Under Non-Equity			Under Equity Incentive			Awards:	# of	Price of	and
		Incentive Plan Awards (1)			Plan Awards (2)			# of Shares	Securities	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($)

R. Tutor	3/27/2009	2,100,000	2,625,000	2,625,000	-	-	-	-	-	-	-
(3)	5/28/2009	-	-	-	-	150,000	-	-	-	-	3,049,500
(3)	5/28/2009	-	-	-	-	150,000	-	-	-	20.33	1,497,000

K. Burk	3/27/2009	285,000	356,250	356,250	-	-	-	-	-	-	-

C. Shaw	3/27/2009	480,000	600,000	600,000	-	-	-	-	-	-	-

R. Band	3/27/2009	480,000	600,000	600,000	-	-	-	-	-	-	-

M. Caspers	3/27/2009	480,000	600,000	600,000	-	-	-	-	-	-	-

J. Frost	3/27/2009	490,000	612,500	612,500	-	-	-	-	-	-	-
(4)	9/15/2009	-	-	-	-	50,000	-	-	-	-	1,005,500

(1) The Non-Equity Incentive Plan is discussed under “Incentive Compensation Plan-Annual Awards” beginning on page 15. These awards were granted in March 2009 contingent upon the attainment of 2009 pre-tax income goals. The related goals were established by the Compensation Committee following consultation with management, and were set at a level that the Compensation Committee believed was achievable with a high level of effort. The goal was met at 97% of the target, and the Compensation Committee voted to make the payout at 97% of the maximum possible payout according to the plan formula to the above individuals in March 2010, consistent with the terms of the plan.

(2) The Equity Incentive Plan, which consists of the 2004 Stock Option and Incentive Plan, is discussed under “Long-Term Incentives” on page 16. The restricted stock units awarded are valued at the closing price of the Common Stock on the grant date.

(3) On May 28, 2009 awards granted to Mr. Tutor included 750,000 restricted stock units and 750,000 stock options which vest in five equal annual tranches from 2010 to 2014 based on pre-tax income goals for the second half of 2009 and fiscal years 2010 through 2013, respectively.  The Compensation Committee has established the pre-tax income goal for the second half of 2009, but has not yet established pre-tax income goals for the fiscal years 2010 through 2013.  Therefore, the grant dates for the last four tranches of the awards have not been established and, accordingly, the grant date fair values of these tranches cannot be determined currently.  The initial tranche of 150,000 restricted stock units and 150,000 stock options are reflected above.  The stock options are exercisable at a price equal to the closing price on the date of grant, and are valued based on the Black-Scholes option pricing model.  They expire ten years from the date of grant, or May 28, 2019.

(4) The September 15, 2009 award to Mr. Frost included 150,000 restricted stock units which vest in three equal annual tranches from 2010 to 2012 based on pre-tax income goals for the second half of 2009 and fiscal years 2010 through 2011, respectively.  The Compensation Committee has established the pre-tax income goal for the second half of 2009, but has not yet established pre-tax income goals for the fiscal years 2010 through 2011.  Therefore, the grant dates for the last two tranches of the award have not been established and, accordingly, the grant date fair values of these tranches cannot be determined currently. This award was made to reflect Mr. Frost’s current position with the Company versus his role prior to March 2009 when he was named CEO of our Civil Group.

Outstanding Equity Awards at Fiscal Year-End Table

	Options Awards (1)					Stock Awards (2)

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Nmber of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald N. Tutor	—	150,000	—	20.33	05/28/2019	150,000	2,712,000	—	—
Kenneth R. Burk	—	—	50,000	12.54	11/18/2018	—	—	50,000	904,000
Craig W. Shaw	—	—	50,000	12.54	11/18/2018	50,000	904,000	50,000	904,000
Robert Band	—	—	75,000	12.54	11/18/2018	33,334	602,678	75,000	1,356,000
Mark A. Caspers	—	—	50,000	12.54	11/18/2018	50,000	904,000	50,000	904,000
James Frost	—	—	100,000	26.19	09/05/2018	50,000	904,000	150,000	2,712,000

(1)
As discussed previously, Mr. Tutor was awarded 750,000 options that will vest in five equal annual tranches from May 2010 to May 2014 upon the achievement of pre-tax income goals for fiscal years 2009 through 2013. In 2009, the first tranche was earned and will vest in May 2010. Options for Messrs. Burk, Shaw, Band, and Caspers' are scheduled to vest on November 18, 2013 subject to the achievement of cumulative performance of pre-tax income goals for fiscal years 2008 through 2012. Mr. Frost’s options vest September 4, 2013 and are subject to achievement of the same goals.

(2)	Value is based on the closing market price of $18.08 on December 31, 2009.
(3)	Vesting is scheduled according to the following table:

	Jan. 2010	May 2010	Sept. 2010	Nov. 2013	Total
Ronald N. Tutor	—	150,000 (P)	—	—	150,000
Kenneth R. Burk	—	—	—	50,000 (P)	50,000
Craig W. Shaw	50,000 (P)	—	—	50,000 (P)	100,000
Robert Band	33,334 (P)	—	—	75,000 (P)	108,334
Mark A. Caspers	50,000 (T)	—	—	50,000 (P)	100,000
James Frost	—	—	50,000 (P)	150,000 (P)	200,000

(T)—Units are time vested
(P)—Units are performance-vested

Option Exercises and Stock Vested Table

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting (1) ($)
Ronald N. Tutor	—	—	—	—
Kenneth R. Burk	—	—	25,000 (T)	622,250
Craig W. Shaw	—	—	—	—
Robert Band	—	—	—	—
Mark A. Caspers	—	—	25,000 (T)	601,000
James Frost	—	—	—	—

(1)  Reflects the closing price of the Common Stock on the vesting date.
(T)-These awards are time-vested.

Pension Benefits for 2009 Fiscal Year
Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Ronald N. Tutor		—	—	—
Kenneth R. Burk		—	—	—
Craig W. Shaw	Pension Plan	28	418,453	—
	BEP	28	860,977
Robert Band	Pension Plan	32	636,214	—
	BEP	32	1,217,321
Mark A. Caspers	Pension Plan	24	217,817	—
James Frost		—	—	—

(1)	Assumes retirement occurs at the later of age 62 or current age, in a life annuity form, and a discount rate of 5.84%. Based on RP2000 mortality tables, projected to 2006 by Scale AA.

Tutor Perini has a defined benefit pension plan that covers its executive, professional, administrative and clerical employees, subject to certain specified service requirements. The plan is noncontributory and benefits are based on an employee’s years of service and “final average earnings” (as defined). The plan provides reduced benefits for early retirement and takes into account offsets for social security benefits. Tutor Perini also has an unfunded supplemental retirement plan (referred to as the Benefits Equalization Plan, or BEP) for certain employees whose benefits under the defined benefit pension plan were reduced because of compensation limitations under federal tax laws.

The normal retirement benefit under these plans is equal to:

•	.75% of “final average earnings”, not in excess of “covered compensation” (each as defined), multiplied by years of service, up to 25; plus

•	1.5% of final average earnings, in excess of covered compensation multiplied by years of service, up to 25.

Our plans provide for early retirement upon either the attainment of age 55 and 10 years of service, or the completion of 25 years of service. Accordingly, Mr. Shaw and Mr. Band are currently eligible for early retirement benefits. Under our plans, a participant who elects early retirement may elect to receive either an immediate early retirement income equal to 91% of his or her normal retirement benefit or a deferred benefit. Upon the attainment of age 62 and completion of 25 years of service, the participant may receive an unreduced pension equal to his or her normal retirement benefit. A reduced benefit is available for a participant who elects early retirement and wishes to receive benefits prior to age 62.  The ages of Mr. Band, Mr. Caspers and Mr. Shaw are 62, 48 and 55, respectively.

Effective June 1, 2004, all benefit accruals under Tutor Perini’s pension plans were frozen; however, the current vested benefit was preserved. Accordingly, our named executive officers will not earn additional pension benefits, but they may become eligible for an early retirement benefit (which will be based on their “frozen” normal retirement benefit) based on service after June 1, 2004.

Termination Benefits - Potential Payments Upon Termination or Change in Control

Employment Agreement

Effective September 8, 2008 upon closing of the merger transaction with Tutor-Saliba, the Company entered into an employment agreement with Ronald N. Tutor.  Under the terms of the employment agreement, Mr. Tutor serves as Chairman of the Board and Chief Executive Officer, is paid an annual base salary of at least $1,500,000 and is paid, subject to performance criteria to be determined by the Compensation Committee, an annual bonus of 175% of salary which is subject to adjustment pursuant to a formula established by the Compensation Committee for Tutor Perini’s performance above and below target.  Mr. Tutor will be considered for equity incentives at the discretion of the Compensation Committee, and receives various benefits and perquisites including (i) 150 hours of flying time per calendar year of personal use of Tutor Perini’s business jet, with any unused balance being carried forward to subsequent years while employed; (ii) use of an automobile and driver, and use of an apartment in Las Vegas, Nevada, in each case on terms and conditions to be determined by the Board; (iii) participation in all fringe benefits and perquisites made available generally to senior executives of Tutor Perini, generally on the same terms and conditions, (iv) 30 days vacation; (v) participation in all pension, retirement, profit sharing, savings, 401(k), income deferral, life insurance, disability insurance, accidental death and dismemberment protection, travel accident insurance, hospitalization, medical, dental, vision and other employee benefit plans, programs and arrangements made available generally to other senior executives of Tutor Perini, to the extent eligible.  Furthermore Tutor Perini provides Mr. Tutor with an allowance covering executive life insurance and/or personal financial services not to exceed $175,000 annually.

The initial term of the employment agreement is five years, commencing on September 8, 2008, which was the effective date of the Company’s merger with Tutor-Saliba.  The term extends automatically for successive one-year periods, unless either party notifies the other at least 90 days in advance of the expiration of the employment agreement that it does not intend to renew the employment agreement.

Mr. Tutor has agreed that during the term of his employment with Tutor Perini and for two years after the end of his employment (unless his employment is terminated by Tutor Perini without “Cause” or he terminates his employment for “Good Reason” (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees.  Mr. Tutor has also agreed to be bound by customary restrictions on disclosure of confidential information.

If Mr. Tutor’s benefits and payments become subject to an excise tax under Section 4999 of the Internal Revenue Code in connection with a change in control of Tutor Perini, he will be entitled to an additional “gross-up payment” to compensate him for the amount of this additional excise tax.

Certain payments would be payable to Mr. Tutor in the event of his termination.  The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2009:

					O/S	Cash
	Base				Equity	Lump	Tax
	Salary	Bonus	Benefits	Perquisites	Awards	Sum	Gross-ups	Total
Triggering Event	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($) (7)	($)

A. Death	-	-	126,900	119,500	13,560,000	-	-	13,806,400

B. Disability	-	-	126,900	119,500	13,560,000	-	-	13,806,400

C. Termination by Employer	-	-	126,900	119,500	-	-	-	246,400
for Cause or by Executive
without Good Reason

D. Termination by Employer	-	-	167,000	119,500	13,560,000	8,250,000	-	22,096,500
without Cause or by Executive
with Good Reason

E. Change in Control (8)	-	-	200,400	119,500	13,560,000	12,375,000	15,295,600	41,550,500

(1)	In all cases, accrued salary through the date of termination would be due to Mr. Tutor. As of December 31, 2009, Mr. Tutor was not owed any accrued salary.
(2)
The incentive compensation for 2009 performance would be due to Mr. Tutor at the time payment is made to all executives under Events D and E.  No payment would be due under Events A, B or C.  As of December 31, 2009, Mr. Tutor was not owed any unearned bonus.

(3)
Benefits include vacation, health benefits and other insurance.  Termination under all Events would result in payment for accrued vacation (22 days at 12/31/09, valued at approximately $126,900).  Event D would require continuation of health and insurance benefits for Mr. Tutor and his covered dependents for 24 months (estimated at $40,100 at 12/31/09), or payment of an after tax amount with which Mr. Tutor could obtain comparable coverage.  Event E would require continuation of health and insurance benefits for the greater of 36 months or the balance of the employment period, which was 44 months at 12/31/09 (estimated at $73,500), or payment of an after tax amount with which Mr. Tutor could obtain comparable coverage.

(4)
In all cases Mr. Tutor would be due the unused balance of his personal aircraft use and executive life insurance/financial services allowance at 12/31/09, which total $32,900 and $86,600, respectively.

(5)
Mr. Tutor had 750,000 restricted stock units and 750,000 stock options outstanding at 12/31/09. All outstanding equity awards would immediately vest and outstanding options would be exercisable under Events A, B, D and E.  Mr. Tutor’s rights with regard to equity and equity-related awards would be governed by the applicable documents under Event C.  The outstanding restricted stock units were quantified using the Company’s closing share price of $18.08 on 12/31/09. Mr. Tutor’s outstanding stock options have no intrinsic value because the exercise price exceeds the closing price of the stock on 12/31/09.  However, for purposes of Event E, the options have a parachute value of $7.16 million, which gives rise to additional gross-up payments (refer to footnotes (7) and (8) below.)

(6)
A cash lump sum would be due in the amount of two times the sum of annual salary and target bonus in the case of Event D; and three times the sum of annual salary and target bonus in the case of Event E.

(7)
All or a portion of payments made to Mr. Tutor upon a change in control, as defined in his Employment Agreement, may not be deductible to the Company as a result of Section 280G of the Internal Revenue Code.  In the event of a change in control, Mr. Tutor will be entitled to a Tax Gross-up of $15.3 million to cover the applicable excise taxes under Section 4999.

(8)
This event applies if there is a change in control and Mr. Tutor is terminated other than for cause or disability, if he was terminated in anticipation of a change in control, or if Mr. Tutor terminated the Agreement for good reason within two years following a change in control.

Tutor Perini will generally have “Cause” to terminate Mr. Tutor’s employment in the following circumstances: (i) his conviction of, or plea of nolo contendere to, a felony; (ii) his willful and continued failure to substantially perform his essential job functions; (iii) his material act of fraud or willful and material misconduct to Tutor Perini; (iv) his willful and material breach of the employment contract; (v) a material breach by him of any material written Tutor Perini policy; or (vi) a failure by him to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of Tutor Perini. For purposes of this provision, no act or failure to act, on the part of Mr. Tutor, shall be considered

“willful” unless it is done, or omitted to be done, by Mr. Tutor in bad faith or without reasonable belief that his action or omission was in the best interest of Tutor Perini. Any termination for Cause generally requires written notice to Mr. Tutor and providing him with 10 days to cure the conduct after such notice. The Board must also vote affirmatively that Mr. Tutor is to be terminated for Cause after giving him an opportunity to be heard by the Board.

Mr. Tutor will generally have “Good Reason” to terminate his employment under any of the following circumstances: (i) any adverse change in his titles; (ii) any reduction in his base salary; (iii) a material diminution in his authority, responsibilities or duties; (iv) the assignment of duties materially inconsistent with his position; (v) a relocation of his place of employment to a location more than 50 miles further from the current offices near Los Angeles, California; (vi) any other material breach of the terms in the employment agreement or (vii) the failure of Tutor Perini to have his contract assumed after a merger, consolidation, sale or similar transaction. In order to invoke a termination for Good Reason, Mr. Tutor must notify Tutor Perini of the existence of the event of Good Reason within 90 days of its occurrence, Tutor Perini must fail to cure the event within 30 days of the notice, and Mr. Tutor must terminate his employment within 10 days of the expiration of such period.

The Board is currently negotiating an employment agreement with Mr. Frost intended to retain his services for a period of five years. As of the date of this proxy statement, the terms of the employment agreement with Mr. Frost have not been finalized.

None of our other executive officers has an agreement with us providing for termination benefits.  However, upon a change in control all outstanding equity awards, stock options and restricted stock units, immediately vest.

Director Compensation

The following table sets forth compensation information for 2009 for each member of our Board.
					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Stock	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($) (a)	($) (b)	($)	($)	($)	($)	($)

Peter Arkley	94,000	22,100	-	-	-	-	116,100
Marilyn A. Alexander	126,700	22,100	-	-	-	-	148,800
Robert Band	(c)	(c)	(c)	(c)	(c)	(c)	(c)
Willard W. Brittain, Jr.	105,200	22,100	-	-	-	-	127,300
Robert A. Kennedy	83,650	33,150	-	-	-	-	116,800
Michael R. Klein	60,200	102,080	-	-	-	-	162,280
Robert L. Miller	87,500	22,100	-	-	-	-	109,600
Raymond R. Oneglia	73,200	42,078	-	-	-	-	115,278
Donald D. Snyder	108,100	42,078	-	-	-	-	150,178
Ronald N. Tutor	(c)	(c)	(c)	(c)	(c)	(c)	(c)
Chrysostomos L. Nikias *	84,100	22,100	-	-	-	-	106,200

*Mr. Nikias resigned effective September 25, 2009.

(a)
Our Board receives an annual retainer fee of $80,000, payable in cash, stock or any combination thereof at the option of each director, which is reported here (they also receive 1,000 shares of Common Stock).  The details of each director’s election pertaining to the $80,000 retainer payment is as follows:

	Cash		Share	Stock
Name	Payment ($)	# Shares ($)	Price (a) ($)	Value ($)

Peter Arkley	80,000	1,000	22.10	22,100
Marilyn A. Alexander	80,000	1,000	22.10	22,100
Willard W. Brittain, Jr.	80,000	1,000	22.10	22,100
Robert A. Kennedy	68,950	1,500	22.10	33,150
Michael R. Klein	-	4,619	22.10	102,080
Robert L. Miller	80,000	1,000	22.10	22,100
Raymond R. Oneglia	60,000	1,904	22.10	42,078
Donald D. Snyder	60,000	1,904	22.10	42,078
Chrysostomos L. Nikias *	80,000	1,000	22.10	22,100

(a) Closing price on the date awarded. * Mr. Nikias resigned effective September 25, 2009.

(b)	As part of their annual retainer fee, our directors receive 1,000 shares of the Common Stock, valued at the closing price on the date awarded.
(c)	Mr. Band and Mr. Tutor are named executive officers, whose compensation appears on the Summary Compensation Table. They do not receive director’s fees.

Our Compensation Committee recommends the level of compensation to be paid to our Board. Periodically, this Compensation Committee reviews the functions being performed by the Board and its committees, as well as board compensation paid by similar companies, in order to determine whether an adjustment should be made.

Fees for our outside directors consist of an annual retainer fee of $80,000, payable in cash or Common Stock at each director’s option, plus 1,000 shares of Common Stock. Directors also receive $900 per Board meeting attended in person and $300 per meeting attended telephonically. Members of the Audit Committee receive $2,000 per meeting attended in person and $500 per meeting attended telephonically. The Audit Committee Chair receives an additional annual retainer of $10,000. Members of the Compensation and Corporate Governance and Nominating Committees receive $900 per meeting attended in person ($300 if attended telephonically).  All Board compensation remained unchanged from the prior year.

During 2009, the Board created a Special Litigation Committee to investigate the allegations made by an alleged holder of the Common Stock.  Members of the Committee – Messrs. Alexander, Snyder and Klein – received $2,000 per meeting attended.  The Special Litigation Committee was dissolved in the fourth quarter of 2009.

No directors had outstanding stock options at December 31, 2009.

Director and Officer Indemnification

Our amended and restated articles of organization provide that no director shall be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to us or our shareholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. Our bylaws provide that our directors and officers will be indemnified against liabilities that arise from their service as directors and officers, subject to certain exceptions. We have obtained insurance which insures our directors and officers against certain losses and which insures us against our obligations to indemnify our directors and officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted the Code of Business Conduct and Ethics for all executive officers, directors and employees that addresses potential conflict of interest situations, including related party transactions. Under this policy, any questions are required to be directed to our chief compliance officer, and suspected violations are required to be reported to the chief compliance officer or the Chair of the Audit Committee. In addition, our Audit Committee is responsible for reviewing and evaluating potential transactions with related parties, and then advising the Board whether such transactions are appropriate.

The transactions described below were reviewed and approved by the Audit Committee in accordance with our policies. In addition, we believe that the transactions described below were on terms that were at least as favorable to us as we would have expected to negotiate with other unaffiliated third parties at the point in time these transactions were consummated.

Merger With Tutor-Saliba Corporation

On September 8, 2008, we completed the merger with Tutor-Saliba pursuant to an agreement and plan of merger between us, Tutor-Saliba, Ronald N. Tutor and shareholders of Tutor-Saliba.  The merger and related transactions were recommended to the Board by the Special Committee which included only independent and disinterested directors.  Subsequent to the approval of the merger by our shareholders, we issued 22,987,293 shares of the Common Stock to the shareholders of Tutor-Saliba in exchange for 100% of the outstanding capital stock of Tutor-Saliba.  Mr. Tutor served as our Chairman and Chief Executive Officer prior to the merger and continues in that role pursuant to an employment agreement (See “Employment Agreement”, page 23).  In addition, Mr. Tutor controls two trusts that collectively owned 96% of the outstanding stock of Tutor-Saliba prior to the merger.  As a result of the merger, Mr. Tutor, through these two trusts, became the beneficial owner of approximately 43% of the outstanding Common Stock.  The shares owned by the two trusts are subject to certain restrictions contained in a shareholders agreement between Mr. Tutor, us and other former Tutor-Saliba shareholders as described on pages 27-29.

Shareholders Agreement

Effective September 8, 2008 upon completion of the merger with Tutor-Saliba, we entered into the Shareholders Agreement with Mr. Tutor, as the shareholder representative, and each of the former Tutor-Saliba shareholders who became shareholders of Tutor Perini.

Composition of the Board of Directors

The Shareholders Agreement provides that the shareholder representative has the right to designate two nominees for election to the Board for so long as the Tutor group (Mr. Tutor and the two trusts he controls) owns at least 22.5% of the outstanding shares of Common Stock and one nominee if the Tutor group owns less than 22.5% but more than 11.25% of the outstanding shares of Common Stock. In addition, for so long as Mr. Tutor serves as the chief executive officer of Tutor Perini, he will be nominated for election to the Board.  At each meeting of shareholders at which directors are to be elected, we have agreed to nominate for election to the Board and recommend the election of the shareholder representative’s designees and Mr. Tutor (as long as he serves as our Chief Executive Officer), subject to certain limitations to comply with law, governance requirements or eligibility for listing on a securities exchange or if a nominee is deemed to be unfit to serve as a director of an NYSE-listed company or otherwise does not meet applicable eligibility criteria.

Voting Restrictions

Pursuant to the Shareholders Agreement, the Tutor group will vote all of their shares of Common Stock in support of the Board’s slate of directors.

In addition, on all other matters to be voted on by shareholders, the Shareholders Agreement provides that the Tutor group will vote their shares of Common Stock that are, in the aggregate, equal to up to 20% of the voting power of the outstanding shares in their discretion and the balance of their shares in the same proportions as all other shares of Common Stock (excluding the Tutor group) are voted on such matter.

These restrictions on voting remain in effect until the later of the third anniversary of the effective time of the merger or the date on which the Tutor group owns less than 20% of the aggregate issued and outstanding shares of Common Stock.

Standstill

Pursuant to the Shareholders Agreement, until the later of the third anniversary of the effective time of the merger or the date on which the Tutor group owns less than 20% of the outstanding shares of Common Stock, the Tutor group may not take certain actions that may be deemed to be actions to obtain control of Tutor Perini, including:

•
acquiring or offering to acquire shares of the Common Stock that will result in the Tutor group collectively owning shares stock equal to more than the percentage of the total outstanding shares of Common Stock to be held by them at the effective time of the merger (approximately 43%);

•	directly or indirectly soliciting proxies;

•	forming a “group” within the meaning of the federal securities laws;

•	granting any proxies or voting power with respect to their shares or depositing any shares in a voting trust;

•	initiating shareholder proposals;

•	seeking election of new board members or replacement of current board members;

•	seeking to call shareholder meetings;

•	making any public announcement or proposal with respect to any form of business combination transaction involving Tutor Perini; or

•	seeking publicly to have Tutor Perini waive, amend or modify any of the standstill provisions contained in the Shareholders Agreement.

These standstill restrictions will not prohibit or restrict any action taken by a director or designee of the shareholder representative as a member of the Board or the exercise of any voting rights with regard to shares of the Common Stock.

Transfer Restrictions

The Shareholders Agreement provides that prior to March 8, 2009, none of the Tutor group shareholders could transfer or dispose of the shares of the Common Stock acquired pursuant to the merger other than to certain affiliated persons or pursuant to the exercise of piggyback registration rights described below following the decision by Tutor Perini to register shares of Common Stock.

Now that the six-month anniversary of the completion of the merger has passed, the Tutor group will not be permitted to transfer shares of Common Stock unless after doing so they continue to collectively own at least 70% of the shares of the Common Stock acquired by them pursuant to the merger. This restriction on the transfer of shares continues until the later of the fifth anniversary of the effective time of the merger or the date on which the Tutor group owns less than 20% of the aggregate issued and outstanding shares of the Common Stock. After the fifth anniversary of the effective time of the merger or following the termination of Mr. Tutor’s employment without Cause pursuant to the employment agreement, such restrictions lapse and the Tutor group may transfer shares of Tutor Perini common stock so long as such transfers do not include a transfer of shares directly or indirectly equal to 15% of the total voting power of Tutor Perini to any person or group. In addition, all transfer restrictions under the Shareholders Agreement terminate on the date that is the later of the fifth anniversary of the completion of the merger and such time as the Tutor Group collectively ceases to own 20% of the aggregate issued and outstanding shares of the Common Stock. Notwithstanding the foregoing, the Tutor group shareholders may transfer or dispose of shares of the Common Stock in any transactions approved by a majority of the Board, excluding Mr. Tutor and the directors designated by him in his capacity as the shareholder representative.

Registration Rights

Pursuant to the Shareholders Agreement, Tutor Perini has agreed to give the Tutor group certain registration rights with respect to the shares of the Common Stock acquired pursuant to the merger.  After March 8, 2009, subject to the continuing effect of the transfer restrictions set forth in the Shareholders Agreement noted above, the shareholder representative may require Tutor Perini, on up to three occasions, to register shares of Common Stock issued to the Tutor group in connection with the merger for resale under the Securities Act in an underwritten offering.  Tutor Perini is responsible for paying the expenses of any such registration.

If we propose to register any securities under the Securities Act, each member of the Tutor group must receive notice of the registration and the opportunity to include its shares of the Common Stock in the registration. These “piggyback registration” rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and Tutor Perini’s right not to effect a requested registration. Tutor Perini is responsible for paying the expenses of any such registration.

Registration of Shares

On September 10, 2009, the Company registered 8.6 million shares pursuant to the Securities Act of 1933.  Included in that registration statement were 7.7 million shares held by the Tutor group.  The registered shares remain subject to contractual restrictions under the terms of the Shareholders Agreement. Under those restrictions, prior to March 8, 2009, none of those shares were permitted to be resold (except with the consent of the Board or in a registered offering). After March 8, 2009, the trusts were and are currently permitted to sell, in the aggregate, a maximum of approximately 6.6 million shares of the Common Stock through the fifth anniversary of the completion of the merger (September 8, 2013) (unless the Board allows otherwise).  Due to these restrictions, the Tutor group may only sell up to 6.6 million of those 7.7 million shares prior to September 8, 2013 (unless the Board allows otherwise).  Mr. Tutor’s trusts sold 1,000,000 shares after the shares were registered for resale on September 10, 2009.

Leased Property

We lease certain facilities from Ronald N. Tutor and an affiliate owned by Mr. Tutor under non-cancelable operating lease agreements with monthly payments of $180,000, which increase at 3% per annum beginning August 1, 2010 and expire on July 31, 2016.  Lease expense for these leases recorded on a straight-line basis was $2.3 million for the year ended December 31, 2009.

O&G Joint Ventures

Historically, we have participated in certain joint ventures with O&G Industries, Inc., of which Raymond R. Oneglia, one of our directors, is Vice Chairman of the Board of Directors. These joint ventures generated total revenues of $1.7 million in 2009 of which our share contributed $1.2 million to our consolidated revenues for the year ended December 31, 2009.

Guaranty of Tutor-Saliba Surety Bonds

Prior to our merger with Tutor-Saliba, Mr. Tutor, who was the controlling stockholder, Chairman, President and Chief Executive Officer of Tutor-Saliba, was regularly required to provide personal guaranties of Tutor-Saliba’s obligations to insurance companies that provided surety bonds in connection with certain of Tutor-Saliba’s construction projects.  As a result of the merger, we do not expect that Mr. Tutor will be required to continue providing personal guaranties to support Tutor-Saliba’s obligations, given the combined balance sheet of Tutor Perini and Tutor-Saliba.  As contemplated by the terms of the merger agreement, Tutor Perini is working to replace Mr. Tutor as a guarantor on the remaining Tutor-Saliba surety bond obligations.  At present there are nine remaining Tutor-Saliba projects that involve surety bonds for which Mr. Tutor provided a personal guaranty prior to the merger.  These projects are in various stages of completion, and the aggregate remaining surety bond exposure on these projects is approximately $430 million.  We have not paid Mr. Tutor any additional compensation for remaining as a guarantor of these obligations following completion of the merger.

Guaranty of McCarran Airport Surety Bonds

In July 2008, in connection with the McCarran Airport construction project awarded to Perini Building Company which required approximately $600 million in bonding, Tutor Perini established surety facilities with National Union Fire Insurance Company of Pittsburgh, Pa., Safeco Insurance Company of America and Zurich American Insurance Company.  In the negotiation over the establishment of these facilities, those surety companies insisted that Mr. Tutor agree to personally guarantee the surety bond obligations as a co-guarantor with Tutor Perini, for the benefit of Perini Building Company and he acceded to that demand.  On May 28, 2009, the Board approved a one-time cash payment of $3 million to Mr. Tutor, for his agreement to personally guarantee the surety bond obligations. The Company made the payment to Mr. Tutor in June 2009, and he has agreed to remain as guarantor until the project is completed. In determining the appropriate fee to pay Mr. Tutor for this guaranty, the Board considered information about market rates for third-party guaranty fees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as one of our officers or employees at any time. Mr. Tutor serves on the Executive Committee of the Board of Trustees of the University of Southern California, where Chrysostomos L. Nikias, a former member of our Board, was Provost.  Due to this relationship, and through the date of his resignation, our Board determined that Mr. Nikias was not an independent director.  Subsequent to Mr. Nikias’ resignation, none of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on the Board or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers (as defined in regulations issued by the SEC) and directors, and persons who own more than ten percent of a registered class of Tutor Perini’s equity securities (collectively, “Insiders”), to file initial reports of ownership and reports of changes in ownership of the Common Stock (including options and warrants to acquire Common Stock) with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports of ownership received by us and certifications from our executive officers and directors, we believe that during fiscal year 2009, all filing requirements applicable to our Insiders were met.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information concerning beneficial ownership as of February 28, 2010 of the Common Stock by each director; each executive officer named in the summary compensation table; all directors and executive officers as a group; and all persons we know to hold in excess of 5% of the Common Stock.

In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of the Common Stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information which we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342.

	Shares of Common Stock
	Beneficially Owned on
	February 28, 2010
	(1) (2)
Name	Shares		%

Directors and Executive Officers
Ronald N. Tutor	21,256,155	(3)	43.36%
Michael R. Klein	265,656		**
James Frost	258,536		**
Mark A. Caspers	123,887		**
William Sparks	122,593		**
Craig W. Shaw	100,000		**
Robert Band	79,940		**
Robert L. Miller	69,711		**
Kenneth R. Burk	34,219		**
Raymond R. Oneglia	16,640		**
Willard W. Brittain, Jr.	14,436	(4)	**
Robert A. Kennedy	5,000		**
Donald D. Snyder	4,431		**
Marilyn A. Alexander	2,000		**
Peter Arkley	1,000		**
Chrysostomos L. Nikias+	4,480	(5)	**
All Directors and Executive Officers as a Group (16 persons)	22,358,684		45.61%

Beneficial Ownership of 5% or More
Ronald N. Tutor	21,256,155	(3)	43.36%

Total beneficial owners of more than 5% of Tutor Perini Common Stock	21,256,155		43.36%

+Former director; Mr. Nikias resigned effective September 25, 2009.

**	Less than 1%
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock and options or warrants that are currently exercisable or exercisable within 60 days of February 28, 2010 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based on 49,023,044 shares of Common Stock outstanding as of February 28, 2010.
(3)
Includes 19,572,900 shares held by Ronald N. Tutor Separate Property Trust and 1,533,255 shares held by Ronald N. Tutor 2009 Dynasty Trust, both trusts controlled by Ronald N. Tutor and parties to the Shareholders Agreement; see “Shareholders Agreement”, page 27. Also includes 150,000 shares held by Ronald N. Tutor.

(4)	Includes 1,600 shares held by a partnership in which Mr. Brittain is a 57.3% owner.
(5)	Includes 600 shares held in the names of Mr. Nikias’ children.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

Our Audit Committee has selected the firm of Deloitte & Touche, LLP, independent registered public accounting firm, as our auditors for the fiscal year ending December 31, 2010. Although shareholder approval of the selection of Deloitte & Touche, LLP is not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2010 annual meeting, our Audit Committee will reconsider their selection of Deloitte & Touche, LLP.  Deloitte & Touche, LLP has been our independent registered public accounting firm since 2002.

Representatives of Deloitte & Touche, LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.

FEES PAID TO AUDIT FIRM

During the years ended December 31, 2009 and 2008, we retained Deloitte & Touche, LLP to provide services in the following categories and amounts:

	2009	2008
Audit Fees	$2,231,000	$2,141,000
Audit-Related Fees (1)	$363,160	$812,420
Tax Fees	$189,824	$200,000
Total Fees	$2,783,984	$3,153,420

(1)  Audit-related fees for 2009 were primarily for assurance services and services that are not required by statute or regulation.  Of the $812,420 audit related fees for 2008, $805,000 were fees related to the merger with Tutor-Saliba.

Tax fees for 2008 and 2009 were for services related to tax compliance and strategic tax reviews.  The Audit Committee has considered the nature of the tax services provided by Deloitte & Touche,  LLP in 2009 and concluded they are compatible with maintaining the auditors’ independence.

Deloitte & Touche, LLP has confirmed to the Audit Committee and us that it complies with all rules, standards and policies of the Public Company Accounting Oversight Board, the Independence Standards Board and the SEC governing auditor independence.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all permissible audit and non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is generally prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the Internal Revenue Code. Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

THE TUTOR PERINI BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE, LLP AS INDEPENDENT AUDITORS FOR TUTOR PERINI FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Any proposal of a shareholder submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Tutor Perini’s proxy statement and form of proxy for its 2011 annual meeting of shareholders must be received by Tutor Perini on or before December 29, 2010 in order to be considered for inclusion in its proxy statement and form of proxy. If the 2011 annual meeting is advanced or delayed by more than 30 calendar days from June 8, 2011, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals for inclusion in the 2011 annual meeting proxy statement. Such proposals must comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attn: Corporate Secretary.

Tutor Perini’s bylaws require that Tutor Perini be given advance written notice of matters that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in Tutor Perini’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). Any proposal of a shareholder intended to be presented at Tutor Perini’s 2011 annual meeting of shareholders, other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received by us not earlier than December 10, 2010, nor later than March 25, 2011. If the 2011 annual meeting is advanced or delayed by more then 7 calendar days from June 8, 2011, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals pursuant to the Tutor Perini bylaws (other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8) for presentation at the 2011 annual meeting. If a shareholder fails to provide timely notice of a proposal to be presented at the 2011 annual meeting, the proxies designated by the Board will have discretionary authority to vote on any such proposal that may come before the meeting. In addition, shareholder proposals must comply with the requirements of our bylaws. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attn: Corporate Secretary.

Please see “Nominations for Director”, on page 11 for a description of the requirements for submitting a candidate for nomination as a director at the 2011 annual meeting of shareholders.

OTHER MATTERS

The Board knows of no other matters that are likely to be brought before the meeting. However, if any other matters of which the Board is not aware are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matters.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: Tutor Perini Corporation, 15901 Olden Street, Sylmar, CA 91342, Attention: Corporate Secretary, (818) 362-8391. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Tutor Perini files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F. Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of reports, proxy statements or other information concerning us, including any document incorporated by reference in this proxy statement, without charge, by written or telephonic request directed to us at Tutor Perini Corporation, 15901 Olden Street, Sylmar, CA 91342, Attention: Corporate Secretary, (818) 362-8391. If you would like to request documents, please do so by May 28, 2010 in order to receive them before the annual meeting.